UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act

Date of Report (Date of earliest event
reported): November 9, 2010

Akorn, Inc.
(Exact Name of Registrant as Specified in Charter)

Louisiana	001-32360	72-0717400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1925 West Field Court, Suite 300 Lake Forest, IL	60045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:
(847) 279-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 9, 2010, Akorn, Inc. (the “Company”) entered into a confidential settlement agreement (the “Settlement”) with Arthur Przybyl, the Company’s former President and Chief Executive Officer.  On April 3, 2009, Mr. Przybyl filed a demand for arbitration against the Company under his April 24, 2006 Executive Employment Agreement (the “Employment Agreement”).  In his arbitration demand, Mr. Przybyl sought severance and related benefits totaling more than $1,250,000 that were payable under his Employment Agreement if he was considered to have been terminated without cause.  In its response to the arbitration demand, the Company asserted counterclaims against Mr. Przybyl for breach of contract and breach of fiduciary duty, among other things.  The arbitration hearing commenced on November 9, 2010, at which time the Company and Mr. Przybyl reached agreement as to the terms of the Settlement.  The Settlement contains mutual general releases of all claims between the parties.  The Company expects to recognize expenses of approximately $600,000 from the Settlement and related legal and other costs.

Forward-Looking Statements

This report contains statements intended by the Company to be forward-looking statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company cautions that these statements are subject to risks and uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.  These statements are only predictions.  The financial impact of the Settlement is subject to uncertainties and contingencies, some of which may be beyond the control of the Company.  The amount of the actual expenses recorded by the Company in connection with the Settlement described above could differ materially from the amount expressed or implied in the forward-looking statements contained in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKORN, INC.
Date:	November 15, 2010	By:	/s/ Timothy A. Dick
Timothy A. Dick
Sr. Vice President, Chief Financial Officer